  Exhibit 99.2

Call Participants

EXECUTIVES

Jared R. Rowe
CEO, President & Director

Joseph Patrick Hannan
Executive VP & CFO

ANALYSTS

Edward Moon Woo
Ascendiant Capital Markets LLC, Research Division

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

James Philip Geygan
Global Value Investment Corp

Lee T. Krowl
B. Riley FBR, Inc., Research Division

Presentation

Operator

Good afternoon, everyone, and thank you for participating in today's conference call to discuss AutoWeb's Financial Results for the First Quarter Ended March 31, 2020.

Joining us today are AutoWeb's CEO, Jared Rowe; and the company's CFO, J.P. Hannan. Following their remarks, we'll open the call for your questions.

Before I introduce Jared, I remind you that during today's call, including the question-and-answer session, statements that are not historical facts, including any projections, statements regarding future events or future financial performance or statements of intent or belief are forward-looking statements and are covered by the safe harbor disclaimers contained in today's press release and the company's public filings with the SEC. Actual outcomes and results may differ materially from what is expressed in or implied by these forward-looking statements. Specifically, please refer to the company's Form 10-Q for the quarter ended March 31, 2020 as well as other filings made by AutoWeb with the SEC from time to time. These filings identified by factors that could cause results to differ materially from those forward-looking statements.

Please also note that during this call, management will be discussing adjusted EBITDA. This is a non-GAAP financial measure as defined by SEC Regulation G. A reconciliation of this non-GAAP financial measures to the most directly compared GAAP measure is included in today's press release, which is posted on the company's website.

And with that, I will now turn the call over to Jared.

Jared R. Rowe
CEO, President & Director

Thank you, operator. I appreciate that, and good afternoon, everybody. Given the ongoing circumstances surrounding the COVID-19 pandemic, I'm going to take a similar approach for this call, as I did last quarter. So, what this means is that I'll start out by providing a brief overview of our results for last quarter. And then we'll dedicate most of our time to industry impact, the current state of the business and how we're responding to the COVID-19 pandemic.

So quickly on the first quarter. We made good progress on our turnaround through most of Q1, with the stay-at-home mandates that were enacted in March. However, we did see some marketing spend pullback from both our retail and our OEM clients. There's a lot of uncertainty around whether vehicle sales were considered an essential service under local state and federal mandates during that time. So, in this environment, many of our retail and strategic accounts started entering, what we call, suspend status with us, which effectively means that they put their spend with us on hold for 30 days at a time or until they want to reset that. Sometimes it's a little longer, sometimes it's a little shorter. But it isn't a full termination or cancellation. It just helps them manage their media spend.

Now during the same time, we also started reducing our overall lead and click generation spend to better align our volumes with industry demand and consumer intent to purchase a vehicle. As you can imagine, when stay-at-home mandates were put in place, there was a surge of consumers browsing for vehicles online. However, that doesn't necessarily mean they were ready to purchase a vehicle in the next 30 to 60 days. And those are the leads that we focus on most for our clients. And we're really focused on highly targeted in-market consumers who were ready to buy a car. Again, we focus on folks who are ready to buy in 30 days, 60 days or at the longest 90 days.

And COVID-19 did severely impact sales in the automotive industry for March and April. In those 2 months, various reports estimate that auto sales were down 40% and 50%, respectively. They also now expect 2020 U.S. sales to range between 12.6 million and 14.5 million. This compared to a pre-COVID baseline of anywhere from 16.8 million to 17 million SAAR (Seasonally Adjusted Annualized Rate).

So, we're actively monitoring all these trends, and we're adapting accordingly while still holding true to some of the strengths and initiatives that constitute the core of our strategy. And namely, we focused on staying efficient with our resources and further positioning ourselves as a strategic partner to our clients. And with higher numbers of consumers shopping online amid stay-at-home orders, we continue to emphasize our commitment to delivering high-quality mixes of leads and clicks to our customers.

Now this focus has become especially important in the context of current industry disruption. And within our organization, we have implemented a series of cost reductions in response to the pandemic, with the aim of mitigating the financial impacts to our broader team. We've reduced our recruitment, we've reduced our travel, consulting. We pulled back on B2B marketing expenses, and we're going to continue to prudently manage nonessential spending going forward. In addition, we've consolidated many of our technology tools and products to realize further cost savings.

And then finally, our entire Board of Directors and executive team have taken voluntary compensation reductions for Q2, with cash compensation being reduced by 50% for the Board, 30% for me and 10% for the rest of the executive team. These measures are helping us remain nearly fully staffed. We've had a few very limited furloughs in the United States and some limited layoffs of our staff abroad. But we're focused on trying to ensure that we're supporting our employees, and they have continued access to health care during this public health crisis.

The health and safety of our employees continue to be a top priority, and we're going to continue to evaluate all measures necessary. We're helping them through this challenging time while also maintaining an effective continuity of operations for our dealer and OEM clients. And we think that's critical right now is to really stay supportive of those folks who are struggling as well.

So, I'll have more to discuss about navigating these evolving market conditions. But before commenting further, I'd like to turn it over to J.P. to walk through our Q1 results. J.P., can you take over, please?

Joseph Patrick Hannan
Executive VP & CFO

Well, thanks, Jared, and good afternoon, everybody. So, maintaining the structure of our recent calls, we're going to focus the commentary here on the key themes for the quarter rather than reviewing every line item that can be found in our release and our filings. We're also going to keep it brief as we realize that the results for most of Q1 are now less relevant in today's fast-changing environment.

So, with that said, total revenue in the first quarter came in at $24.5 million, and that's down about $2 million from last quarter and $7 million from the year ago quarter. Our total advertising revenues, which is the aggregate subset of click and display revenue, increased to $6 million, and that's up slightly from both last quarter and the year ago quarter. The decline in total revenue really stems from lower lead volume, and that was particularly so in March.

Now our continued focus on value is further reflected at the gross profit line. Gross profit is down only by $200,000 compared to last quarter and $400,000 from the year ago quarter. Now this is despite a $7 million reduction in quarter from last year.

Our first quarter gross margin was 21.9%, which is up 120 basis points from last quarter and up 370 basis points from Q1 of 2019. The gross margin improvements were driven by more efficient traffic acquisition and higher-margin product and channel mix.

And our net loss in the quarter was $4.1 million, and that compares to a net loss of $3.2 million in the fourth quarter of 2019 and a net loss of $5.4 million in the year ago quarter. Our net loss in this first quarter was negatively impacted by some onetime items related to the refinancing of our PNC credit facility. So that included a write-off of approximately $429,000 in capitalized debt issuance expenses, and there was a $250,000 early termination fee.

Our adjusted EBITDA for the quarter was a loss of $1.7 million, and that's down by about $1 million from last quarter, but an improvement of about $1 million from the year ago quarter.

Our net cash used in operations in the first quarter was about $900,000, and that's an improvement from the $9.4 million used last quarter and up from $2.1 million used in Q1 of 2019. At March 31, 2020, cash, cash equivalents and restricted cash stood at $7.9 million compared to $5.9 million at the end of last year. At March 31, 2020, we also had an outstanding balance of $6.7 million on our revolving credit facility with CIT Northbridge Credit. Now as of March 31, 2020, we have about $2 million available to us on that revolver. But please keep in mind that while both the PNC facility and the new CIT revolver, our asset-based lending facilities, there are some differences between the 2 structures just to be aware of.

So, under the PNC line, we were required to maintain a restricted cash deposit as additional collateral, but we didn't have any minimum draw requirements on the line. With this new facility, we again gain access to the majority of our cash reserves. However, the CIT facility requires us to maintain a minimum balance outstanding, which right now on the line is $8 million. So, as a result, you'll see that we are now carrying a higher balance of debt on the balance sheet, and our corresponding interest cost over the next 12 months will also be higher than they were in the year ago comparable period.

So, these steps we've taken to further reduce costs in recent months, along with our cash position, access to the credit facility that we signed in Q1, we think has positioned us to navigate this market environment. If the present trends hold in our business, which Jared will discuss more shortly, we believe that our balance sheet and liquidity will see us through 2020.

Lastly, I'll provide a brief overview on our Q1 operating metrics. Our clicks traffic was up by 7 million to 8 million visits sequentially and down slightly year-over-year. The click volume increased by about 2 million clicks from last quarter and the year ago quarter.

Lead traffic was also up by about 2 million visits compared to the last quarter, but it was down compared to last year. Now as Jared mentioned, we believe much of this increase is coming from the elevated numbers of consumers looking for cars online, given the stay-at-home orders. Our retail dealer count, our retail lead capacity and our net revenue per click were all down, both sequentially and year-over-year. And we can correlate these decreases with some of the COVID-related impacts that hit the auto industry widely over the last few months.

And with that, that concludes my prepared remarks, and I will turn the call back over to Jared.

Jared R. Rowe
CEO, President & Director

Thanks, J.P. So, as we look to Q2, we're closely monitoring the trends for both any sort of industry patterns that we can discern as well as our customer activity. We expect or anticipate that the automotive industry is entering a U-shape, a W-shape, whatever shape you want to choose. That really speaks to a longer period of sustained lows before vehicles return to pre-COVID levels.

Now that the Department of Homeland Security has classified vehicle sales as an essential service, cars can be bought either online or at the dealership nearly everywhere. OEMs are also trying to support new car sales as much as possible. We see really strong OEM incentives, really low financing rates and really loosened state restrictions on auto dealerships. We see them as really helping to stabilize the sales over the last couple of weeks.

So given this broader industry context, we're in a better place than we thought we would be since our initial thinking around the pandemic in March while our business is certainly down from where we were last year. Our results in April did not reach our worst-case scenario and the number of retail dealers entering suspend status with us began to stabilize at the end of April. I mean OEM lead volumes have held up better than we really initially anticipated. Just for some perspective on this, our suspense status peak was during the second week of April. But by month end, it actually improved by roughly 10%. The reason that this really matters, and we talked about this in the past, is when I'm talking about the spend status, I'm really talking about our highest margin clients. These are direct retail relationships, top 150 dealer relationships as well as some agency relationships. So, it was really good for us to see that it peaked and actually has been coming back down and really stabilized over the last couple of weeks.

We know, however, that 1-month certainly does not make a trend and that the industry is not out of the woods yet. We must still contend with certain undeniable macroeconomic factors, including increasing unemployment numbers and declining consumer confidence. At this stage, we estimate that our volumes are going to be down anywhere from 20% to 35% from pre-COVID levels. As we aren't really engaging in deep discounting or any other measures that would artificially inflate our volumes.

Now this isn't because we're taking a firm stance on price. It's because we're sticking with our core commitment to delivering high-quality leads and clicks for our clients and ones that have a higher propensity to translate to car sales. Also, lower volumes better align with the current sales capacity of our clients, since they're certainly not running at full strength right now. The reality is that there are far fewer consumers willing to purchase a vehicle in the next 30 days. So, we're not going to let our customers believe that we can deliver the same amount of high-quality leads as we did pre-COVID. This isn't about pricing again. It's about real consumer demand and being respectful of our clients' current sales capacity. Our internal data further supports this positioning.

We saw lead close rates deteriorate in the back half of March and then hit a low in the early part -- early half of April before they stabilized and actually improved materially by the end of the month. So, we feel pretty good about the approach that we've taken because we think that by proactively pulling some of the volume out and optimizing our campaigns, we're actually helping to stabilize the overall quality of our core product offering that we sell to our clients.

All that said, while we know there are fewer end market consumers today, we're still helping many of our retail dealer and OEM customers prepare for the post COVID recovery, and that's what our current volumes reflect. As we follow the evolving macroeconomic changes in both the auto industry and consumer behavior, we're going to continue to work closely with all of our customers to make sure that their media packages are aligned with their current business and operational needs for the coming months. While we can't predict what will happen in the broader economy, we know that we will continue delivering quality service and products. And with that, a quality partnership, which is ultimately the goal.

And on a separate note and unrelated to COVID-19, one of our OEM customers has decided to terminate its entire third-party lead-based marketing program. We're in the process of transitioning this manufacturer out of our OEM program to begin signing its network of dealers into our retail program. Just for those newer to the AutoWeb story, we sell leads and clicks to OEMs that then redistribute or resell those products to their dealers as part of a corporate leads program. However, we also sell leads directly to dealers through our retail program.

So, in short, we will now begin selling these dealers directly instead of going through the OEM. This will impact our lead and clicks volumes over the short-term as this OEM accounted for about 3% of our revenue. But as we rebuild the retail network, we believe it will benefit our business in the medium to long term, and it's a far more profitable sales channel with gross margins that are materially higher than the OEM program.

We are making good progress on this because we saw this comment about a month or so ago pre-COVID. COVID slowed us down a little bit in terms of the dealer enrollment process. But again, we see this as a fertile opportunity for us to transition some of our OEM revenue into retail revenue.

Now as I've consistently stated in the past, COVID-19 aside, we have to continue to work to improve our sales channel mix for both leads and clicks by selling more leads to retail dealers and more clicks to endemic or near endemic advertisers. The transition of this manufacturer's dealer from an OEM program into a retail program plays directly into that strategy for leads. Now on the clicks side, we must continue to work towards increasing the mix of endemic and near endemic advertisers even in this current environment, as we believe that clicks will be more targeted to their audience and demand pricing that is often 8 to 10x higher than what we see when selling to nonendemic advertisers.

As a closing thought, across our business, we're benefiting from both short- and long-term work we have put in to make AutoWeb a lean, flexible and efficient organization. The cost initiatives that we've taken over the past 2 years and even the past few months, have really helped us support our team and really helped us support our clients, both dealers and OEM, as they navigate this new environment and prepare for the recovery. With our current trends and the latest information available to us, we believe we are in a comfortable position for the road ahead. As J.P. mentioned earlier, if present trends in the business hold, we believe that our balance sheet and liquidity, it's going to see us through 2020.
So, with that, that's the end of our prepared remarks. And so I think we're going to open it up for questions now. So, operator, can you open it up for questions, please?

Question and Answer

Operator

[Operator Instructions] And our first question will come from the line of Gary Prestopino from Barrington Research.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

A couple of questions here. First of all, with this OEM suspending the lead program, you now have the ability to go out and sell to the dealers, right? My recollection was that OEM leads were about half the ticket of dealer leads. Is that kind of correct?

Jared R. Rowe
CEO, President & Director

Pretty close. Yes.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Okay. So basically, to recoup the 3% of revenues that you're losing on the OEM side, you have to sell half as much to the dealers to achieve equilibrium.

Jared R. Rowe
CEO, President & Director

Yes. And the good news here too is that we can push a different mix. And so, to your point, Gary, it's not one-for-one and getting this back, plus, when we're talking with our clients, we're focused on more solution-based sales. So, we're talking about leads and clicks together. And as we optimize that mix, it has a much better margin characteristics and just selling leads the loan through the OEM program. So again, it's not one-to-one, you're absolutely right. And it does open up the opportunity for us to press in clicks as well, which is an important part of what we're trying to do here.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Okay. And then just a couple of other questions, and I'll let somebody jump in. When a dealer goes into suspense, do you count that as a dealer as of the end of the quarter?

Jared R. Rowe
CEO, President & Director

Yes, we do.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

We just saw a pretty -- you do?

Jared R. Rowe
CEO, President & Director

Yes.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

So could you maybe just talk about some of the issues that drove the retail? It looks like the retail dealer count sequentially was down about 400, right? So, what's going on there? Is that -- since it's not suspended dealers, that means that dealers have just generally dropped your programs?

Jared R. Rowe
CEO, President & Director

Yes. So, there's a couple of things going on there. One is there's seasonality in that. We always see -- we normally see a decline in dealers at the end of Q4, early Q1 as dealers are starting to rethink their marketing strategies. And as you know, Gary, we tend to churn dealers where we pick them up because there's really no friction between them leaving and coming back. And while we certainly did transition a good number of dealers into suspend status, we weren't able to keep them all. And we did see an increase there at the end of March, in particular, of dealers who are hunkering down, and we're really preparing for the unknown with the stay-at-home orders as they started to come online.

So, it was a bit of a drop. We think we're going to get some of that back throughout the year for the reasons that I've mentioned. I will give you a couple of data points around the retail side because I think it's interesting because we've talked about retail effectiveness and the need to improve retail effectiveness. And a couple of data points I'll give you is this is from December to April, we've increased our outbound call volume. So, our productivity, think of it as sales teams by 57%. Now at the same time, we've also added 4 new salespeople. So, we've increased capacity and also increased efficiency. Now that's one measure, and that's interesting.

But we've also increased our talk time by 17%. So, it's not that we're touching -- just touching more clients. We're actually having longer engagements with them and longer interactions with them, which leads us to the place where we talked about needing to systematize this and be better with our selling motion. And those 2 metrics help me have confidence that we are actively improving our selling motion. And listen, we've talked a lot about the retail channel and our need to get there. As you know, we've made a lot of changes from a leadership team perspective. And I think we're seeing some of that finally take root. And so, listen, those are activity-based measures and the outcomes follow them. You need the activity before you can get the outcome.

Operator

Our next question comes from the line of JP Geygan from Global Value Investments.

James Philip Geygan
Global Value Investment Corp

You've been pushing towards profitability for some time and have made some progress really since the second half of last year. When you say that your liquidity and your balance sheet are sufficient to make it through the rest of the year, how do you really think about turning cash flow positive or becoming profitable? And what time frame do you anticipate doing that, considering the changes in the macroeconomic environment?

Jared R. Rowe
CEO, President & Director

J.P., do you want to take that one? And a good talking to you, JP, by the way. But J.P., would you take that one, please?

Joseph Patrick Hannan
Executive VP & CFO

Yes. As you've seen, I mean, we've spent -- really, 2 key areas we've been focused on. One is operating expenses, and the operating expenses this year should be down over $8 million year-over-year from where we finished in 2019. And then the second is in the cost of revenue and in the gross margin. So, we've seen steady sequential growth in gross margin. I think, it's about 6 quarters in a row. And we saw gross margin climb every month, January, February and March, nicely. We actually had 1 of the best gross profit months we've had in 2 years in the month of March, despite everything else going on around us. So, it's a culmination of all of that, but I mean this is a tough operating environment, but I think we are far better run today. We are far leaner and more efficient. And if we get a little top line momentum, I mean, I think we're going to be well positioned here.

James Philip Geygan
Global Value Investment Corp

And I noted that your gross margin has increased nicely. How do you see this developing and over what time frame? Do you target a specific number? Or what's optimal for you?

Joseph Patrick Hannan
Executive VP & CFO

Well, I mean, right now, our -- my goal -- our goal internally just to get to generating cash -- positive cash again. We're negative by about $300,000 a month is our drag right now. We want to get that positive. And then from there, it just all depends on the environment around us, and that I think it'd be premature to put any kind of forecast out there or a hard number until we know a little bit more about the situation we're all living in right now with the pandemic.

James Philip Geygan
Global Value Investment Corp

Yes. Understandable. As you have removed costs from operating expenses, how much of this is structural change that we would expect to last in perpetuity versus how much has been taken out in response to COVID-19 or the current environment? Or how much is short term?

Jared R. Rowe
CEO, President & Director

We haven't -- go ahead, J.P., I'm sorry.

Joseph Patrick Hannan
Executive VP & CFO

I'm sorry. I was just going to add one point. Then we recently cut $1.7 million out, and that was almost entirely fixed costs. We haven't done a lot with personnel. We haven't -- that was by design, we didn't want. We wanted to maintain the staff at its fullest level possible. So, I think most of what we've done in most of the what is layered in is fixed and permanent, unless there's some strategic reason we want to start layering cost back in. So, I'm sorry, Jared, take it from there.

Jared R. Rowe
CEO, President & Director

No, no, no. I couldn't agree more. And I was going to say the same thing, J.P. When you think about -- one of the things you talked about in the last call -- I believe I mentioned in the last call, is we've done a lot of transformational work with the organization in terms of realigning, restructuring, bringing some folks in, elevating some folks internally into new roles and new challenges. And to J.P.'s point, what we're really trying to do here right now is really hold on to the team and keep this team engaged and focused because we've done an awful lot of hard work that some of the businesses have to do now, but we've done it over the last 1.5 years.

And so, we're focused right now. And again, anything can change, depending on the market conditions. But where we're focused right now is just taking the team we have, using the time that we have right now to further harden our operations and really get ready for the other side of this because this isn't going to last forever, and whether it's U, W, whatever we want to call it, we are going to see this thing abate at some point. And we're trying to really hold the team together until then. Again, because we like the team we have. We like kind of the operational improvements that we've made. So, we didn't do a lot of kind of onetime stuff. This was more about pulling forward maybe a little bit of work that we hadn't gotten to in some of the structural costs because we've been working our way through it systematically. But again, this was not a reaction to the pandemic in terms of -- we just took a bunch of cost out, and we're going to layer them back in. It was more about timing, and it just sped up our timeline a little bit with a couple of these costs. So, we feel good. We feel. We think a lot of this is structural, quite frankly.

 Operator

And your next question comes from the line of Lee Krowl with B. Riley.

Lee T. Krowl
B. Riley FBR, Inc., Research Division

Wanted to touch on a few key points. Thinking about the change in traffic trends, and how important traffic acquisition cost is for your business, particularly on gross margin. It seems like kind of sector-wide, there's been a cheapening in traffic acquisition costs. Just curious if you guys are seeing the benefit of that as it relates to the improvement in gross margin? And perhaps if that is the case, how sustainable can that become a tailwind?

And then my second question is, just given the context of driving a better value proposition in a time of lower volumes, just tweaks to the product bundling strategies that you've outlined on prior calls.

Jared R. Rowe
CEO, President & Director

Yes. Okay. No, good question, Lee. And absolutely right. Listen, as an industry-wide, we have seen some benefit here, in particular in April, of traffic acquisition costs going down. One of the things, Lee, it's helped us start thinking about it in a slightly different way is what is the volume going to look like going forward. Because what we have seen generally speaking, it becomes a little bit more efficient for us to generate traffic. We've also adopted some slightly different tactics than we probably would have if the pandemic hadn't hit us, which has really helped us to optimize in that environment.

So while we are seeing some benefit from the pullback of some other spend, I did not give all the credit to just the market conditions in terms of the operational efficiency that we've been able to drive over the last 30 days, really because we hit the good running. Oh, I think it was like March 26 is when we really started to make some changes to our SEM spend in particular. And we've been able to optimize from a cost perspective to a surprising extent. Now to your point, we're going to give some of it back, right? As the market recovers and as people come back in, we're going to give some of it back. We certainly don't think we're going to give it all back, though. Again, because this isn't just simply us riding the wave here. It's us actually taking the opportunity to optimize our campaign around this new volume characteristic, which is helping us learn some things about the business that it just would have been harder to learn. So that's my answer to that side in terms of the marketing spend.

And in terms of the positioning of the products, that's an interesting question, too. So, we've been promoting the bundle for a while now. We haven't done it as well as we would have liked, but we're doing it better now. So, we've gone to the market right now with something that we're calling our DRR package. It's a Digital Retail Ready package. And really what it is, is it's a bundling of existing products and services that really conform to this new transition or push to being more focused on digital retailing. And listen, I think this is a trend we've been talking about for 6 years digital retailing. I think this is going to help to burn it in a bit more in terms of the retail side and also the consumer side.

But there are ways for us to leverage our traffic product, our new car lead product got these other products as well, like web leads plus and Payment Pro, that are really components to a digital retailing strategy or support a dealer's approach to digital retailing. And so we have gone to market with a bundle that's really focused on either dealers existing digital retailing practices that we help support with our products and services and really kind of oriented towards that unique approach that the dealer is taking or we can help to deliver components that maybe a dealer didn't have like the Payment Pro product, which is, it's really about putting payments first into the process, so a consumer can get $0.01 perfect payment on an actual piece of inventory.

So we definitely have our heads there, Lee, and we're not letting this be lost on us because this gives us an opportunity to maybe have some conversations with our clients and position our products from a bundling perspective in ways that, that it would have been more difficult before. I guess one last thing I would say to this, too, is what's been interesting is as things slowed down on the retail side, we've been able to have better engagements with our clients because they're thinking about their businesses slightly differently, which makes them think about us a little differently. And so, we've been taking advantage of that over the last few weeks as well.

And so again, this is all activity stuff. But I'm pleased with the way that we're building the pipe, and I'm pleased with the way that we're taking our solutions and starting to reposition and repackage them to the clients. And quite frankly, the current market disruption is helping us in that regard.

Lee T. Krowl
B. Riley FBR, Inc., Research Division

Got it. Just last question from me. And obviously, no one has a crystal ball right now, but it seems like the mix shift to new versus used is very prevalent today. Just kind of your thoughts on that trend, whether it's temporary or if it has the potential to be a multiple quarter trend, just kind of given the context of some of the incentives and financing options that are out there right now?

Jared R. Rowe
CEO, President & Director

Yes. I think there's 3 big things that we all need to keep our eye on in regards to that. Number one is exactly what you're talking about with the OEMs. So, listen, the OEM years are pinned back right now in terms of the support that they're putting behind the new car side of the business. They're doing everything they can. Most OEMs are doing just everything they can right now. So that's a positive.

Number two is we need to keep our eyes on the wholesale pricing. There's still a lot no sale. There's building supply on the used car side. While we've seen some adjustments to used car pricing in the wholesale market, we haven't seen all of the price adjustments that we would expect to see just yet and that's coming. And we're going to have to just keep our eye on that and really manage our way through it. That's number two.

And then the third big thing, and this is the one that we talk an awful lot about internally is just availability of credit and consumer confidence overall. Listen, consumer confidence fell in the first half of April, it didn't fell again in the second half of April. If consumers are disappointed with how the economy opens back up, we could see even further pressure on that new car side. And just new car and just cars overall because if you don't need a car, then consumers may start to push their purchase timing out even further.

I would tell you, one thing that was interesting. It's a bit of a non sequitur, but it's interesting, nonetheless. As we've been doing some research internally with our consumers and the e-mail asking them about how has COVID-19 impacted their purchase timing. Now I think this is specific to us and specific to the way that we've attacked the market from a search perspective, but 74% of the consumers that we have researched that have responded to us, I should say. And we think the sample is significant. It's 74% of them said that it either didn't impact them or that they actually pulled up their purchase timing. Don't get me wrong, Lee. I don't think that is representative of the full overall market. I do think it speaks to the in-market readiness of somebody who uses our services. Because if you're to the point where you're going to submit a lead, if you go through the trouble to do it, you're probably pretty darn close to transaction.

So, I know that was a bit of a meandering answer, Lee. I think that I have hopes that the new car market will hold. I think we're hearing good things out of Washington as well around the potential need to support the industry. And we've certainly seen what happens when the folks in Washington lean in and support the automobile industry, good things happen, particularly on the new car side. So, we feel good about the SAAR rate. I think 12.5 million to 13 million, I think that's a good number. If the government steps in, it could go higher. But 12.5 million to 13 million is still a robust number, maybe not in the context of the last 5 years. With the 12 million to 13 million cars, it's still okay. It's still a decent market for us. So hopefully, that answered your question.

Operator

And your next question comes from the line of Ed Woo with Ascendiant Capital.

Edward Moon Woo
Ascendiant Capital Markets LLC, Research Division

My question is, do you notice any trends or differences in how the geographies perform, especially in areas that did not have a lockdown? And have you seen any recent trends with some of the places that have eased up, particularly in your home state?

Jared R. Rowe
CEO, President & Director

Yes. Ed, interesting question. And we have seen that. There's definitely -- listen, as the case of COVID-19 rise in a given geographic area, you definitely see the stay-at-home orders be put in place. And then you see declines in sales. And then as you see the crest get hit and the plateau get hit, it starts to lighten up a bit. It's really that upward trend is what we've seen in terms of having the negative impact on retail sales.

What's interesting though, too, is that it really is market by market. And so, we're kind of preparing for waves of this. And that's how we're talking about it internally. To be quite candid with you is we're expecting it to come in waves in terms of major metros. And for our business, right, the major metros matter because of how vehicle sales are clustered. Texas is an interesting example. Texas is a big market for car sales. It's a big market for us. And that's one that has been hit nearly as hard, say, New York, for a whole host of obvious reasons.

But as we get to this plateau point, as we get to kind of something that appears to be kind of relatively kind of the new normal, we do see it start to open back up, which is one of the things I think we're seeing in terms of the close rate data. Again, just to go back to that close rate data. We looked from January until the end of April, and we cut each month into half, right, first half, second half, mainly because we thought that March and April were going to be first half, second half historic than they were. Again, the close rates were normal in January, normal in February. At the beginning of March, they started to decline. The second half March, they really moved down. The first half of April, they held there, and they were low. Second half of April, they started coming back. And if you put that on the time line and take a look at all the -- everything that was going on, it's kind of how we've gone through this in a lot of regards with some of the big markets with the stay-at-home orders and then some of the loosening as well as our clients getting to a place where they understand how to operate in the new environment.

That's one thing, too, I would say, Ed, it's been interesting to watch these markets go through these learning curves because when the initial stay-at-home orders are made, there's a general kind of seizing up in the local market. And then you see the retailers who are incredibly, incredibly resourceful. We know -- car dealers are incredibly resourceful, let me figure out how to operate in this new environment. And then you see it kind of open back up. We think we're seeing that. But again, I think this thing is going to hit us in the waves. And that's at least -- listen, we don't claim to have all the answers, but that's at least how we're preparing for it internally.

Edward Moon Woo
Ascendiant Capital Markets LLC, Research Division

Great. Well, that's a very good color on the situation. And I just want to say from something from California, I hope you could dip your toes in the stand while you're in Tampa for us for California. It's just real hard to do that here.

Jared R. Rowe
CEO, President & Director

Thanks, Ed. Thanks, Ed. No, no, to your point is that...

Edward Moon Woo
Ascendiant Capital Markets LLC, Research Division

Be safe guys.

Jared R. Rowe
CEO, President & Director

Yes. Be well. Be well. Thank you.

Operator

We do have a follow-up question from the line of Gary Prestopino from Barrington Research.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Yes. I just want a quick question going back to this dealer or this OEM has opted out of your program. Can you give us any idea how many dealers they have across North America?

Jared R. Rowe
CEO, President & Director

Gary, that's a good question. I don't know off the top of my head. And I want to be clear with something too. They're not asking out of our program. They're not going to provide third-party leads to their dealers at all. So, they're shutting the whole thing now. It's not specific to us. They're just shutting the whole thing down. And so, I'll tell you what Gary. I'll circle back on that one. I can tell you this, they're a major OEM.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Okay. I was just curious...

Jared R. Rowe
CEO, President & Director

And they -- go ahead. I'm sorry.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

No. I was just curious because my next question is going to be is that when an OEM takes your leads, third-party leads, the OEM, obviously, is paying for those leads. Does the OEM then charge the dealers to the leads that they take? Or is that just the cost hitting the OEM and then to go out and get these dealers to sign up, that becomes a cost on their P&L from your lead generation? I'm just trying to get an idea how this all works and flows.

Jared R. Rowe
CEO, President & Director

So, absolutely. So, none of the OEMs do this for free. And they may not calculate it -- some calculate it as per lead fee, and they do that, they basically negotiate bulk rates. Some will mask it in other fees and services. Because what they normally do is, they run these digital marketing programs with multiple components inside of them. And so, whether they charge their dealers a technology fee, whether they charge their dealers kind of transactional fees, the OEMs are certainly not -- they're not losing money on the program. They're not doing it for free.

So we actually think our story for a lot of our clients is actually very positive because when they go direct with a theory, they get control over the program in a bunch of different ways, and also relative to our retail rates, and we've been doing this, right, we've been optimizing our pricing side on the lead side, in particular, where we can bundle it with clicks. We think we can go directly to the clients and show them a really, really attractive bundle of services that are actually, in certain ways, better for them than just participating in kind of the cookie-cutter program.

And again, don't get me wrong. We appreciate all of our OEM clients, and they do a great job, and they're great partners. But as you can imagine, when they build these programs, they build them for everybody as opposed to the specific unique needs of the clients. And hey, I've got a good team behind me, Gary, because I just got a text message from one of my team members. 1,500 is the number of franchisees that this client has.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Okay. So, this is a pretty big OEM. Okay, thank you.

Operator

At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Rowe for closing remarks.

Jared R. Rowe
CEO, President & Director

Well, I just want to say thank you, everybody. We appreciate you joining the call. Look forward to talking to you again. This is an interesting time to be in the automobile business. But quite frankly, I feel blessed to have the team that we do, I'm really proud of the work that we're doing. I'm really proud of the way that this team has transitioned and really met the challenges over the last 2 years. But specifically, just over the last 60 days, it's been really impressive to watch the AutoWeb team rise to the challenge and really meet these challenges that we're facing right now and continue to stay focused on delivering value to our clients, take care of each other and also just take care of those communities.

So, I want to say thank you all for joining the call. I appreciate that. And I just want to say thank you to the team for all the great work they've been doing, and I look forward to talking to you on the next earnings call when we can talk about Q2. Thanks, everybody. Take care.

Operator

Ladies and gentlemen, this does conclude today's conference call. You may disconnect your lines at this time. Thank you for your participation.